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                                                                 SUB-ITEM 77D(G)

                            POLICIES WITH RESPECT TO
                              SECURITY INVESTMENTS

                 AIM TAX-EXEMPT FUNDS (INVESCO TAX-EXEMPT FUNDS)

On December 1, 2010, the Board of Trustees of AIM Tax-Exempt Funds (Invesco Tax-Exempt Funds), on behalf of Invesco Van Kampen New York Tax Free Fund (the "Fund"), approved reclassifying the Fund as a "diversified" fund, as defined in the Investment Company Act.